PROMISSORY NOTE

Up to the principal amount of $450,000.00

Sonoma, California
May 10, 2002

PocketPass.com, Inc. a California corporation (the "Borrower"), for value received, hereby promises to pay to Transfund Ventures I, LLC, a California limited liability company, or its designee (collectively referred to as the "Lender"), up to the principal amount of $450,000.00, with interest from the date hereof (computed on the basis of a 365 day year and actual number of days elapsed) on the unpaid balance of such principal amount at the rate of ten percent (10%) per annum, payable all as more fully set forth herein (the "Note"). The actual final principal amount of the Note shall be determined as set out herein. This Note represents a full recourse obligation of Borrower.

1. Maturity and Funding

1.1 Maturity. This Note shall mature and all amounts borrowed hereunder shall be due and payable on the close of business on the one hundred eightieth (180) day after the Loan Closing Date (as defined below) hereof or, if such date is a Saturday, Sunday or other day on which commercial banks in Los Angeles, California are authorized or required by law to close, the next immediately succeeding business day (the "Maturity Date"). Borrower shall have the option to extend the Maturity Date for a period of ninety (90) days by providing written notice of extension, together with payment to the Lender of a fee equivalent to an additional 750,000 Warrants (in substantially the same form as the Warrant Agreement executed concurrently herewith), at least ten (10) business days prior to the Maturity Date.

1.2 Funding. (a) Upon execution and delivery of this Note by Borrower, subject to the rights of Lender to terminate this transaction as set out herein, Lender shall wire transfer in immediately available funds for deposit in Borrower's account designated in writing by Borrower to Lender by the close of business on the Loan Closing Date the initial sum of $200,000.00 from the entire principal amount of this Note in the total sum of $450,000.00, less the amount of $10,000.00 which represents five percent (5%) of the amount being loaned to the Borrower as of the Loan Closing Date ("Finder's Fee Percentage"), which shall be paid for the benefit of Hartkemeier and Company as its fee as a finder and intermediary. The same Finder's Fee Percentage shall be withheld and paid with respect to each subsequent amount funded to

Borrower hereunder, as and when such amount is paid and loaned to the Borrower. Following the initial advance the Loan Closing Date, as set forth above, the remaining sum of $250,000.00 will be advanced to Borrower in minimum increments of $50,000.00 or multiples thereof, as needed by Borrower, upon three (3) business days' notice from Borrower to Lender. Loan proceeds shall not bear interest until actually paid to Borrower. Notwithstanding this staged funding, the entire sum owing under the Note shall mature as set out in Section 1.1 hereof.

(b) The obligation of the Lender to lend the Borrower the principal amount of the Note as herein provided shall be conditioned upon the satisfaction at or prior to the Loan Closing Date of the following conditions, any or all of which may be waived in writing by the Lender, in its sole discretion: (i) the Borrower shall execute and deliver to Lender this Promissory Note and the PocketPass.com Warrant agreement in the form annexed hereto as Exhibit A (the "Warrant Agreement"), together with the Security Agreement and UCC-1 Financing Statement for the Collateral (described in Section 4 below), in a form acceptable to Lender (collectively, the "Loan Documents"). Within two (2) business days of delivery of the Loan Documents to the Lender, Lender will close and fund the initial sum of the Loan (which date shall be referred to herein as the "Loan Closing Date").

2. Payment of Note

2.1 Prepayments Generally. Subject to the provisions of Section 2.3 hereof, the unpaid principal amount of this Note may be prepaid in whole or in part without premium or penalty at any time after the first ninety (90) days after the Loan Closing Date of this Note and from time to time upon at least fifteen (15) days' prior written notice delivered to Lender by Borrower specifying the date and the amount of the prepayment. Subject to the provisions of Section 2.3 hereof, the prepayment amount shall include all accrued interest to the date of prepayment. Partial prepayments shall be in a minimum aggregate amount of $50,000 or a whole multiple thereof.

2.2 Payments of Principal and Interest. The principal and interest payments due under this Note shall be payable by certified check payable to the order of Lender, or as otherwise designated in writing by Lender, delivered to Lender at the address specified by Lender for the receipt of notices or by wire transfer of immediately available funds for deposit in an account designated in writing by Lender to Borrower at least six (6) days prior to the scheduled payment date. Lender shall make an appropriate notation on this Note of each payment of principal and interest.

2.3 Interest. The unpaid principal balance hereof shall accrue interest at the rate of ten percent (10%) per annum (computed on the basis of a 365 day year and actual number

of days elapsed) from the date hereof, payable together with all payments of principal due hereunder until such unpaid balance shall become due and payable (whether at maturity or at a date fixed for prepayment or by declaration or otherwise).

3. Representations, Warranties, Covenants and Agreements of Borrower. The Borrower represents and warrants to and covenants and agrees with the Lender as follows:

(a) (i) PocketPass.com, Inc., is a duly organized and validly existing California corporation with the corporate power and authority to execute, deliver and perform this Promissory Note and Warranty Agreement, respectively.

(ii) PocketPass.com, Inc., has offices at 462 West Napa Street, Suite 201, Sonoma, California 95476, and shall notify Lender in advance of any change of address.

(b) The execution, delivery and performance (i) by the Borrower of this Promissory Note and (ii) by the Borrower of the Warranty Agreement and all other Loan Documents do not and will not contravene any federal, state or local law, statute, ordinance, rule or regulation or any judgment, order or decree of any court or governmental agency or any agreement, or any other contractual restriction binding on or affecting the Borrower or any of its properties.

(c) This Note is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms subject to bankruptcy, insolvency and other similar laws applicable to creditors' rights generally and general equitable principals.

4. Collateral. The Note will be secured by all personal property and corporate assets, including without limitation intellectual property and general intangibles, of Borrower, subordinate only to the security interests of the following secured creditors: Singh Family Trust, Sterling Management Group, MAR-JAC Investments, Inc., and York Foundation.

5. Transfer or Replacement of Notes

This Note shall not be transferable without the express written consent of the Borrower. Upon receipt of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction of this Note, upon delivery of an indemnity bond in such reasonable amount as the Borrower may determine, or, in the case of any such mutilation, upon surrender and cancellation of such mutilated Note, the Borrower at its expense will execute and deliver, in lieu thereof, a new Note of like tenor, dated the date to which interest has been paid on such lost, stolen, destroyed or mutilated Note.

6. Events of Default and Remedies.

6.1 Events of Default. Borrower shall be immediately in default upon the occurrence of any of the following which shall constitute an "Event of Default":

(a) Borrower fails to pay any amount due hereunder in full when and as the same shall become due and payable;

(b) Borrower violates or otherwise fails to perform or observe any term, covenant, or agreement contained in this Note, or any representation, warranty or covenant contained herein is untrue;

(c) the winding up, liquidation, or dissolution of Borrower;

(d) sale or transfer of substantially all of Borrower's assets;

(e) a receiver is appointed for all or any part of Borrower's property;

(f) Borrower makes an assignment for the benefit of its creditors;

(g) Borrower files or has filed for protection under any bankruptcy law; or

(h) any involuntary petition in bankruptcy is filed against Borrower, which is not dismissed within ninety (90) days;

then the entire unpaid principal balance of the Note and all accrued unpaid interest thereon shall immediately mature and become due and payable without presentment, demand, protest or notice of any kind (including, but not limited to, notice of intention to accelerate or notice of acceleration), all of which hereby are expressly waived by the Borrower.

6.2 Costs of Collection. If any Event of Default occurs hereunder (whether or not suit is filed), or if this Note is collected by suit or legal proceedings or through the probate court or bankruptcy proceedings, the Borrower shall bear all costs and expenses of collection, including Lender's attorneys' fees and costs, and shall repay the same immediately to Lender upon its request.

7. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be personally delivered, or mailed by registered, first class mail, postage prepaid, nationally recognized overnight or express mail courier, or transmitted by telecopy (with a copy also sent by hand delivery or air courier, which shall not alter the time at which the telecopier notice is deemed received), or delivered by air courier service, as follows:

(a) if to the Lender, addressed to it at 222 North Sepulveda Blvd. Suite 2200 El Segundo, California 90245; Facsimile Number (818) 874-0984, or to such other address as may have been furnished to the Borrower in writing by Lender pursuant to the notice provisions hereof, or

(b) if to the Borrower: PocketPass.com, Inc., 462 West Napa Street, Suite 201, Sonoma, California 95476; Facsimile Number (650) 429-2002, or at such other address as may have been furnished to the Lender by the Borrower in writing pursuant to the notice provisions hereof. Notice shall be deemed given when received.

8. Amendments and Waivers. This Note may only be amended or any of the restrictions or provisions may only be waived with the written consent of the Borrower and the Lender.

9. Law Governing. This Note shall be construed in accordance with and governed by the laws of the State of California regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

10. Headings. The headings in this Note are inserted for convenience purposes only and shall not affect the interpretation or enforcement hereof.

IN WITNESS WHEREOF, the Borrower has executed this Note as of the date first above written.

Borrower: PocketPass.com, Inc.

By: ______________________
William Lewis Perdue

Its: ~~President and~~ CEO

7581PocketPassNote2.doc